                                                                    Exhibit 99.1
Celeritek, Inc.

                    CELERITEK REPORTS SECOND QUARTER RESULTS

         (SANTA CLARA, CA), Oct. 20, 2004,------Celeritek (NASDAQ National Market System Symbol: CLTK), a manufacturer of GaAs semiconductor components and GaAs-based subsystems for defense applications and commercial communications networks, today reported financial results for its second quarter ended September 30, 2004.

FINANCIAL RESULTS

         For the second quarter of fiscal 2005, Celeritek reported revenues of $6.8 million, compared with $8.0 million in the first fiscal quarter of 2005 and $7.1 million in the second quarter of fiscal 2004. The net loss for the second quarter of fiscal 2005 was $1.4 million or $0.10 per share, compared with a net loss of $5.7 million or $0.46 per share for the same period a year ago. The net loss in the second quarter of fiscal 2004 included special charges of $2.6 million related to Celeritek's decision to exit the wireless handset power amplifier market and for asset impairment expense related to the restructuring of Celeritek's facility in the United Kingdom.

         Celeritek's backlog at September 30, 2004 was $18.7 million and was comprised of $14.5 million in subsystem products and $4.2 million in semiconductor products. The book-to-bill ratio in the quarter for subsystem products was 0.8 and the ratio for semiconductor products was 1.1.

         Semiconductor revenues were $3.0 million in the second quarter of fiscal 2005, compared to $3.3 million in the first quarter of fiscal 2005 and $2.2 million in the second quarter of fiscal 2004. Semiconductor revenues in the second quarter of fiscal 2005 included approximately $0.9 million for power amplifiers for handsets and revenues in the first fiscal quarter of 2005 included $1.0 million for power amplifiers for handsets.

         Subsystem revenues were $3.8 million in the second quarter of fiscal 2005, compared to $4.7 million in the first quarter of fiscal 2005 and $4.9 million in the second quarter of fiscal 2004.

         Gross margin was 29% of sales in the second quarter of fiscal 2005 versus 38% in the first quarter of fiscal 2005 and 19% in the second quarter of fiscal 2004. The second quarter of fiscal 2005 did not include any revenue for products previously written off as obsolete whereas the gross margin in the first quarter of fiscal 2005 benefited from the sale of previously written off inventory.

         At September 30, 2004, Celeritek had $21.9 million in cash and short-term securities compared to $23.6 million at June 30, 2004. The Company used approximately $0.8 million of cash in the second quarter for debt repayment and approximately $0.7 million for prepayment of expenses related to the asset purchase agreement with Teledyne Wireless, Inc.
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COMMENTS FROM MANAGEMENT

         "As previously announced, we have entered into an asset purchase agreement with Teledyne Wireless, Inc. pursuant to which they will acquire our defense subsystem business for approximately $33.0 million in cash (subject to a working capital adjustment). Our annual meeting, at which we will seek shareholder approval of the proposed sale, is scheduled for Oct. 21, 2004 and pending shareholder approval, we expect to complete the proposed sale on or near Oct. 22, 2004.

         We will return a substantial portion of the proceeds from the proposed sale to our shareholders through a one-time, extraordinary cash dividend, which will be at least $25.0 million. Our board of directors has not determined the final amount of this dividend, however, so it may be larger than $25 million if our board determines that we will need less cash to finance our continuing semiconductor operations and to cover any potential liabilities that we have retained under the asset purchase agreement with Teledyne.

         As part of the proposed sale, we will continue to supply GaAs semiconductor components to Teledyne for use in the defense subsystem products. The divestiture of our defense subsystems business will allow us to focus on our semiconductor operations," said Tamer Husseini, chairman and chief executive officer of Celeritek.

CONFERENCE CALL

         Celeritek will host a conference call this afternoon at 2:00 PM Pacific Time to discuss the results for the second quarter of fiscal 2005 and comment on the Company's business outlook. The conference call will be broadcast live over the Internet and can be accessed through the Investor Relations section of Celeritek's web site: www.celeritek.com. The call will also be available live by dialing 888 633-8495 (within the US) and (415) 537-1986 (outside the US). A replay of the call will be available through Sunday, October 24th until 4:00 PM PT. The replay number is (800) 633-8284 (within the US) and (402) 977-9140 (outside the US). Enter reservation # 21211361 for the replay.

ABOUT CELERITEK

         Celeritek designs and manufactures GaAs semiconductor components and GaAs-based subsystems used in defense applications and commercial communications networks. Its GaAs-based subsystems are designed for missile guidance, radar applications and electronic countermeasures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers, control devices, gain blocks and millimeter wave devices for use in defense and commercial applications. Commercial semiconductor applications include wireless communication network and satellite applications.

SAFE HARBOR STATEMENT

This release contains forward-looking statements. These forward-looking statements represent Celeritek's expectations or beliefs concerning future events and include statements, among others, regarding: the impact of the divestiture of the assets relating to
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the defense business; the expected benefits from the sale of the assets relating to the defense business to Teledyne; and the future of the our remaining semiconductor operations. The Company undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Such risks may include, but are not necessarily limited to: the risk that the proposed asset sale with Teledyne will not be consummated; the risk that our competitors may introduce products superior to ours; the risk that our semiconductor operations will not grow; and the risk that we will not achieve the necessary revenue level to reach profitability. Reference is made to the discussion of risk factors detailed in the company's filings with the Securities and Exchange Commission, including its reports on Forms 10-K and 10-Q.

INFORMATION ABOUT THE TRANSACTION WITH TELEDYNE WIRELESS, INC.

         This press release is for informational purposes only. It does not constitute an offer to purchase shares of Celeritek, Inc. or a solicitation or recommendation statement under the rules and regulations of the SEC. On July 9, 2004, Celeritek filed a Current Report on Form 8-K with the SEC containing the terms of a definitive asset purchase agreement and a definitive supply agreement between Celeritek and Teledyne, as well as a voting agreement between Teledyne and certain shareholders of Celeritek, in each case related to the pending transaction between Celeritek and Teledyne referenced in this press release. Celeritek has mailed a proxy statement to its shareholders in connection with the pending transaction. Investors and security holders of Celeritek are urged to read the proxy statement and other relevant materials because they contain important information about Celeritek, Teledyne and the pending transaction between them. Celeritek's investors and security holders may access these materials and other documents filed with the SEC at the SEC's web site at www.sec.gov. A free copy of the proxy statement may also be obtained from Celeritek, Inc., 3236 Scott Boulevard, Santa Clara, CA 95054, Attn: Investor Relations. In addition, Celeritek's investors and security holders may access copies of the documents that it files with the SEC on Celeritek's web site at www.celeritek.com. Celeritek and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders with respect to the pending transaction with Teledyne. Information regarding the interests of these officers and directors in the pending transaction is included in the proxy statement for the pending transaction. Teledyne Wireless, Inc. is a subsidiary of Teledyne Technologies Incorporated (NYSE: TDY).
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CELERITEK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

                                                 September 30,            March 31,
                                                     2004                   2004
                                                 -------------            ---------
                                                  (Unaudited)              (Note)
ASSETS
Current assets:
  Cash and cash equivalents                          $9,601                 $3,121
  Short-term investments                             12,323                 24,110
  Accounts receivable, net                            5,640                  6,048
  Inventories                                         3,242                  2,739
  Prepaid expenses and other current assets           1,425                  1,315
                                                    -------                -------
           Total current assets                      32,231                 37,333
Property and equipment, net                           4,456                  5,430
Strategic investments                                 2,504                  2,741
Other assets                                            609                  1,262
                                                    -------                -------
Total assets                                        $39,800                $46,766
                                                    =======                =======
LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                   $2,425                 $3,171
  Accrued payroll                                     1,653                  1,459
  Accrued liabilities                                 2,699                  4,826
  Current portion of long-term debt                      --                  1,866
  Current obligations under capital leases               95                    328
                                                    -------                -------
          Total current liabilities                   6,872                 11,650
Shareholders' equity                                 32,928                 35,116
                                                    -------                -------
Total liabilities and shareholders' equity          $39,800                $46,766
                                                    =======                =======


                  Note: The balance sheets at March 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.
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CELERITEK, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

                                                                  Three Months Ended      Six Months Ended
                                                                     September 30,          September 30,
                                                                     -------------          -------------
                                                                 2004         2003        2004         2003
                                                                 ----         ----        ----         ----
Net sales                                                        $6,807      $7,083      $14,808      $13,655
Cost of goods sold                                                4,807       5,704        9,798       11,721
                                                                -------      ------     --------     --------
Gross profit                                                      2,000       1,379        5,010        1,934
Operating expenses:
  Research and development                                        1,729       2,914        3,522        5,829
  Selling, general and administrative                             1,858       2,243        3,883        4,394
  Costs related to shareholder and strategic activities              --         213           --        2,713
  Special charges                                                    --       2,601           --        2,601
  Amortization of intangibles                                        --         129           --          257
                                                                -------      ------     --------     --------

Total operating expenses                                          3,587       8,100        7,405       15,794
Loss from operations                                             (1,587)      6,721)      (2,395)     (13,860)
Impairment of strategic investment                                   --          --         (237)          --
Interest income and other, net                                      237         991          317        1,232
                                                                -------      ------     --------     --------
Loss before income tax                                           (1,350)      5,730)      (2,315)     (12,628)
Provision for income taxes                                           --          --           --           --
                                                                -------      ------     --------     --------
Net loss                                                        ($1,350)      5,730)     ($2,315)    ($12,628)
                                                                =======      ======     ========     ========
Basic earnings (loss) per share                                  ($0.10)      $0.46)      ($0.18)      ($1.02)
                                                                 ======      ======      =======       ======
Diluted earnings (loss) per share                                ($0.10)      $0.46)      ($0.18)      ($1.02)
                                                                 ======      ======      =======       ======
Weighted average common shares outstanding                       12,894      12,374       12,875       12,359
Weighted average common shares outstanding,
  assuming dilution                                              12,894      12,374       12,875       12,359